Exhibit 10.113

CONSENT TO AMENDMENT

THIS CONSENT TO AMENDMENT is made and entered into as of the 25th day of March, 2003, by and between THERMOVIEW INDUSTRIES, INC., a Delaware corporation (“ThermoView”) and                                       (“Holder”).

PRELIMINARY STATEMENTS

ThermoView has previously issued, or will cause to be issued, to Holder shares of ThermoView 12% Cumulative Series E Preferred Stock with a stated value of $5.00 (the “Preferred Stock”) in lieu of cash Earn-out Payments.  The Holder has previously provided to ThermoView an oral agreement to provide a written consent to ThermoView to cause the filing with the Delaware Secretary of State of an amendment to the Certificate of Designation of the Preferred Stock, attached hereto as Exhibit A and incorporated herein by reference (the “Certificate”).

NOW, THEREFORE, in consideration of these preliminary statements and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

3.             Consent to Amendment. Holder consents to the amendment to the Certificate of Designation of the Preferred Stock, attached hereto as Exhibit A and incorporated herein by reference (the “Certificate”).

4.             Miscellaneous.

(a)           Entire Agreement.  This Consent to Amendment embodies the entire agreement and understanding between the parties hereto with respect to the payment of Preferred Stock dividends and supersedes all prior oral or written agreements and understandings relating to same.  No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Consent to Amendment shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Consent to Amendment.

(b)           Modifications and Amendments.  The terms and provisions of this Consent to Amendment may be modified or amended only by written agreement executed by all parties hereto.

(c)           Benefit.  This Consent to Amendment shall be binding on the parties hereto and shall inure to the benefit of the parties hereto and the respective successors and permitted assigns of each party hereto.  Nothing in this Consent to Amendment shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Consent to Amendment.

(d)           Governing Law.  This Consent to Amendment and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the Commonwealth of Kentucky, without giving effect to the conflict of law principles thereof.

(e)           Severability.  In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Consent to Amendment shall be unreasonable or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it reasonable and enforceable, and as so limited shall remain in full force and effect.  In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Consent to Amendment shall nevertheless remain in full force and effect.

(f)            Headings and Captions.  The headings and captions of the various subdivisions of this Consent to Amendment are for convenience of reference only and shall in no way modify, or affect the meaning or construction of any of the terms or provisions hereof.

(g)           Counterparts.  This Consent to Amendment may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, ThermoView has caused this Consent to Amendment to be executed by its duly authorized officer and Holder has executed this Consent to Amendment all as of the date first above written.

THERMOVIEW INDUSTRIES, INC.

By:

Title:

Holder

EXHIBIT A

SECOND AMENDED CERTIFICATE OF DESIGNATION

OF

CUMULATIVE PREFERRED STOCK, SERIES E

OF

THERMOVIEW INDUSTRIES, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

ThermoView Industries, Inc., a Delaware corporation (the “Company”) certifies that pursuant to the authority contained in Section 4.2 of Article IV of its Restated Certificate of Incorporation, as amended, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company, by unanimous written consent in lieu of a meeting on March     , 2003, duly approved and adopted the following amendment to the Certificate of Designation of 12% Series E Cumulative Preferred Stock  (the “Certificate of Designation”) and with the written consent of all existing holders of the 12% Series E Cumulative Preferred Stock:

A.           Section 2 of the Certificate of Designation is hereby replaced in its entirety with the following:

(2)           Dividends.

(a)           Holders of shares of Series E Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds of the Company legally available for payment, subject to the prior and superior rights of Senior Stock, but pari passu with Parity Stock, and in preference to Junior Stock, cumulative dividends at the rate per annum of $0.60 per share of Series E Preferred Stock. Dividends on the Series E Preferred Stock will be payable quarterly in arrears on the last calendar day of April, July, October and January of each year, commencing July 31, 2004, representing dividends due for the quarter ending June 30, 2004 (and in the case of any accumulated and unpaid dividends not paid on the corresponding dividend payment date, at such additional times and for such interim periods, if any, as determined by the Board of Directors). Dividends will accrue from the effective date of the earlier of: 1) the original issuance of the Series E Preferred Stock, or 2) the original issuance of ThermoView 12% Cumulative Series D Preferred Stock that is cancelled and replaced with Series E Preferred Stock. Dividends which accrue from the period beginning from the earlier of either the date of original issuance of Series E Preferred Stock, or the original issuance date of ThermoView 12% Cumulative Series D preferred stock that is cancelled and replaced with Series E preferred Stock, of the Series E Preferred Stock and ending March 31, 2004 shall be paid by the issuance of an equivalent amount of Series E Preferred Stock. Provided, however, that in the event that funds are legally available for payment, and the Company, following distribution of such cash dividends, shall remain in compliance with sections 4.I.[1] and 4.I.[2] of that certain Eighth Amendment to Loan Agreement dated March 22, 2001, by and between GE Capital Equity Investments, Inc., et al. and the Company, the Company shall pay cash dividends from the period commencing January 1, 2003 and ending March 31, 2004. Each such dividend will be payable to holders of record as they appear on the stock records of the Company at the close of business on such record dates, not more than 60 days nor less than 10 days preceding the payment dates thereof, as shall be fixed by the Board of Directors of the Company. Dividends will be cumulative from such date, whether or not in any dividend period or periods there shall be funds of the Company legally available for the payment of such dividends. Accrued dividends earn interest to the fullest extent allowed by applicable law. Each such dividend will be payable to holders of record as they appear on the stock records of the Company at the close of business on such record dates, not more than 60 days nor less than 10 days preceding the payment dates thereof, as shall be fixed by the Board of Directors of the Company. Dividends payable on the Series E Preferred Stock for any period greater or less than a full dividend period will be computed on the basis of actual days.  Dividends payable on the Series E Preferred Stock for each full dividend period will be computed by dividing the annual dividend rate by four.

(b)           Except as provided in the next sentence, no dividend will be declared or paid on any Parity Stock unless full cumulative dividends have been declared and paid or are contemporaneously declared and funds sufficient for payment set aside on the Series E Preferred Stock for all prior dividend periods.  If accrued dividends on the Series E Preferred Stock for all prior periods have not been paid in full, then any dividends declared on the Series E Preferred Stock for any dividend period and on any Parity Stock will be declared ratably in proportion to accumulated and unpaid dividends on the Series E Preferred Stock and such Parity Stock.

(c)           So long as the shares of the Series E Preferred Stock shall be outstanding, unless (i) full cumulative dividends shall have been paid or declared and set apart for payment on all outstanding shares of the Series E Preferred Stock and any Parity Stock, (ii) sufficient funds have been paid or set apart for the payment of the dividend for the current dividend period with respect to the Series E Preferred Stock and any Parity Stock and (iii) the Company is not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, the Series E Preferred Stock or any Parity Stock, the Company may not declare any dividends on any Junior Stock, or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any shares of Junior Stock or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Company, other than (x) Junior Stock which is neither convertible into, nor exchangeable or exercisable for, any securities of the Company other than Junior Stock, or (y) Common Stock acquired in connection with the cashless exercise of options under employee incentive or benefit plans of the Company or any subsidiary or any other redemption or purchase or other acquisition of Common Stock made in the ordinary course of business, which has been approved by the Board of Directors of the Company, for the purpose of any employee incentive or benefit plan of the Company.  The limitations in this paragraph do not restrict the Company’s ability to take the actions in this paragraph with respect to any Parity Stock.  As used in this subparagraph (c), the term “dividend” with respect to Junior Stock does not include dividends payable solely in shares of Junior Stock on Junior Stock, or in options, warrants or rights to holders of Junior Stock to subscribe for or purchase any Junior Stock.

B.             Other than as amended hereby, the Certificate of Designation for the Series E Preferred Stock remains in full force and effect.

IN WITNESS WHEREOF ThermoView Industries, Inc. has caused this Certificate to be signed by its President on this        day of March 2003.

Name: Charles L. Smith
Title: President